Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-233069, 333-260974, 333-221462 and 333-262820) and Form S-8 (No. 333-249457, 333-231629, 333-216170, and 333-263234) of ObsEva SA of our report dated March 10, 2022 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers SA

Geneva, Switzerland

March 10, 2022